P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
April 21, 2026		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER 2026
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended March 31, 2026. Net income totaled $29.0 million for the first quarter of 2026, representing earnings per diluted common share of $0.81. In comparison, Peoples reported net income of $31.8 million, representing earnings per diluted common share of $0.89, for the fourth quarter of 2025 and net income of $24.3 million, representing earnings per diluted common share of $0.68, for the first quarter of 2025.
"We are pleased with the results for the first quarter of 2026, with improvements in net interest margin and our tangible equity to tangible assets ratio increasing to 8.91% versus 8.79% for the prior quarter," said Tyler Wilcox, President and Chief Executive Officer. "We continue to remain focused on our commitment to delivering strong returns and value for our shareholders."
Quarterly Highlights:
•Net interest margin for the first quarter of 2026 increased to 4.16% when compared to 4.12% for the linked quarter driven by a reduction in deposit costs.
◦Net interest margin, excluding the impact of accretion income, was up 6 basis points compared to the linked quarter.
•Total non-interest income, excluding net gains and losses, increased $0.4 million, or 1%, for the first quarter of 2026 compared to the linked quarter.
◦The growth was driven by an increase in insurance income due to the seasonal performance-based commissions paid in the first quarter of each year.
•Core deposits increased $191.8 million as a strategic reduction in brokered CDs offset much of the total deposit increase.
◦Period-end total deposit balances at March 31, 2026, increased $38.2 million compared to at December 31, 2025.
◦The deposit growth was due to increases in governmental deposits, which are seasonal in nature, non-interest bearing deposits and savings accounts, partially offset by a decrease in brokered deposits due to a strategic shift to other short-term funding sources at lower rates.
•Key asset quality metrics largely improved in the first quarter of 2026.
◦Net charge-offs as a percentage of average total loans on an annualized basis improved by 4 basis points, decreasing from 0.44% in the linked quarter to 0.40% in the current period. This was driven by net charge-offs associated with the North Star Leasing division, which decreased $1.5 million compared to the linked quarter.
◦The balance of criticized loans decreased $12.3 million compared to at December 31, 2025.
Net Interest Income
Net interest income was $90.4 million for the first quarter of 2026, which was a decrease of $0.6 million compared to the linked quarter. Net interest margin was 4.16% for the first quarter of 2026, compared to 4.12% for the linked quarter. The decrease in net interest income was primarily driven by a decrease in accretion income coupled with fewer days in the quarter compared to the linked quarter. The increase in net interest margin was driven by a reduction in deposit costs.
Net interest income for the first quarter of 2026 increased $5.2 million, or 6%, compared to the first quarter of 2025. Net interest margin increased 4 basis points when compared to the first quarter of 2025. The increase in net interest income and net interest margin was primarily driven by lower deposit and borrowing costs.

Accretion income, net of amortization expense, from acquisitions was $1.3 million for the first quarter of 2026, $1.8 million for the linked quarter and $3.5 million for the first quarter of 2025, which added 6 basis points, 8 basis points and 17 basis points, respectively, to net interest margin. The decrease in accretion income for the first quarter of 2026 when compared to the first quarter of 2025 was driven by less accretion income recognized in the current period from the 2023 merger with Limestone Bancorp, Inc. ("Limestone Merger").

Provision for Credit Losses:
The provision for credit losses was $9.7 million for the first quarter of 2026, compared to $8.1 million for the linked quarter and $10.2 million for the first quarter of 2025. The provision for credit losses for the first quarter of 2026 was driven by net charge-offs and a deterioration in macro-economic conditions used within the current expected credit losses ("CECL") model. The provision for credit losses for the linked quarter was primarily driven by (i) net charge-offs, (ii) loan growth, and (iii) a slight deterioration in the economic forecasts used within the CECL model, partially offset by reductions in reserves for individually analyzed loans and leases. The provision for credit losses for the first quarter of 2025 was primarily driven by net charge-offs.
The provision for credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.21 for the first quarter of 2026, $0.18 for the fourth quarter of 2026, and $0.22 for the first quarter of 2025.
For additional information on net charge-offs, credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. The net loss for the first quarter of 2026 was $0.4 million, compared to a net loss of $2.0 million for the linked quarter, and a net loss of $0.4 million for the first quarter of 2025. The net losses for the first quarter of 2026 and for the first quarter of 2025 were driven by losses on repossessed assets. The net loss for the linked quarter was driven by a $0.9 million net loss on the sale of an other real estate owned ("OREO") property and a $0.8 million loss on the redemption of subordinated debt.

Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the first quarter of 2026 increased $0.4 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was primarily impacted by an increase of $1.1 million in insurance income, driven by annual performance-based commissions typically received in the first quarter of each year, partially offset by decreases of $0.4 million in electronic banking income and $0.4 million in deposit account service charges, which are seasonally higher in the fourth quarter of each year. Total non-interest income, excluding net gains and losses, for the first quarter of 2026 was 24% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses), consistent with the linked quarter.
Compared to the first quarter of 2025, total non-interest income, excluding net gains and losses, increased $1.2 million due to an increase of $1.1 million in lease income, driven by an increase in operating lease income and an increase of $0.5 million in trust and investment income, the latter driven by an increase in assets under administration and management, partially offset by a decrease of $0.5 million in insurance income, driven by lower annual performance-based commissions.

Total Non-interest Expense:
Total non-interest expense increased $0.3 million for the first quarter of 2026, compared to the linked quarter. The increase in total non-interest expense was primarily due to increases of $0.7 million in salaries and employee benefit costs, driven by up-front expenses on stock grants to retirement-eligible employees and employer health savings account contributions, $0.3 million in operating lease expense, which is driven by the increase in operating lease volume, and $0.2 million in net occupancy and equipment expense, driven by increased utilities. These increases were partially offset by decreases of $0.5 million in amortization of other intangible assets, which is driven by decreases in amortization on core deposits and customer relationship intangibles, and $0.4 million in professional fees, driven by lower legal expenses.
Compared to the first quarter of 2025, total non-interest expense increased $0.8 million. The increase in total non-interest expense was primarily driven by increases of $0.8 million in operating lease expense, which is driven by the increase in operating lease volume, $0.6 million in net occupancy and equipment expense, driven by higher property taxes, and $0.5 million in data processing and software expense due to costs associated with recent technology projects, partially offset by decreases of $0.5 million in amortization of other intangible assets and $0.5 million in other non-interest expense, driven by lower corporate expenses.

The efficiency ratio for the first quarter of 2026 was 58.6%, compared to 57.8% for the linked quarter and 60.7% for the first quarter of 2025. The efficiency ratio increased slightly compared to the linked quarter mainly as the result of higher non-interest expense, driven by increased salaries and employee benefits costs. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $8.3 million with an effective tax rate of 22.3% for the first quarter of 2026, compared to income tax expense of $6.2 million with an effective tax rate of 16.4% for the linked quarter and income tax expense of $7.0 million with an effective tax rate of 22.4% for the first quarter of 2025. The increases in income tax expense and the effective tax rate when compared to the linked quarter were impacted by updates to state apportionment in the fourth quarter of 2025, reducing expense by $0.9 million, and a $0.7 million benefit relating to tax credits purchased in the linked quarter. The increase in income tax expense when compared to March 31, 2025, was driven by higher pretax income.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at March 31, 2026, increased $23.6 million when compared to at December 31, 2025, and decreased $65.7 million when compared to at March 31, 2025. The balances of unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $76.4 million, $71.0 million, and $96.6 million at March 31, 2026, at December 31, 2025, and at March 31, 2025, respectively. The increase in accumulated other comprehensive loss compared to the linked quarter was the result of the changes in the market value of available-for-sale investment securities during the period, which were driven by changes in market interest rates. At March 31, 2026, Peoples’ investment securities represented approximately 20.3% of total assets, compared to 20.5% at December 31, 2025, and 20.3% at March 31, 2025.
The held-to-maturity investment securities balance at March 31, 2026, decreased $39.2 million when compared to at December 31, 2025, and increased $130.2 million when compared to at March 31, 2025. The decrease when compared to at December 31, 2025, was due to prepayments and maturities of collateralized mortgage obligations.The increase when compared to at March 31, 2025, was primarily driven by purchases of higher yielding, longer duration securities.
The effective durations of the available-for-sale investment securities and the held-to-maturity investment securities as of March 31, 2026, were approximately 5.86 and 7.71 years, respectively. The duration of Peoples’ investments is managed as part of Peoples' Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are a component of Peoples' liquidity profile.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other sources of liquidity to ensure the availability of funds. At March 31, 2026, Peoples had liquid and liquefiable assets totaling $713.2 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At March 31, 2026, Peoples had a total borrowing capacity of $945.3 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally, at March 31, 2026, Peoples had contingent sources of liquidity totaling $4.2 billion. Contingent sources of liquidity are generally comprised of borrowing capacity at the FHLB and FRB, unpledged securities, liquifiable securities, and available capacity from wholesale funding sources. Cash and cash equivalents increased $1.4 million when compared to December 31, 2025, as the level of cash may fluctuate given Peoples' total liquidity position.
Loans and Leases:
The period-end total loan and lease balances at March 31, 2026, increased $13.3 million, or 1% annualized, compared to at December 31, 2025. The increase in loans was driven by increases of $111.0 million in commercial and industrial loans, partially offset by decreases of $31.4 million in construction loans, $24.2 million in premium finance loans, $23.1 million in other commercial real estate loans, and $15.4 million in leases.
The period-end total loan and lease balances at March 31, 2026, increased $341.7 million, or 5%, compared to at March 31, 2025, driven by increases of $303.0 million in commercial and industrial loans, $110.3 million in other commercial real estate loans, $25.5 million in home equity lines of credit, and $19.6 million in indirect consumer loans. These were partially offset by decreases of $49.5 million in construction loans, $45.2 million in leases, and $35.2 million in premium finance loans.
Quarterly average total loan balances increased $13.3 million compared to the linked quarter. The increase in average total loan balances when compared to the linked quarter was primarily the result of increases of $54.3 million in commercial and industrial loans, partially offset by decreases of $21.9 million in premium finance loans, and $20.2 million in residential real estate loans.
Asset Quality:
Key asset quality metrics largely improved during the first quarter of 2026. Delinquency trends improved as loans considered current comprised 98.9%, 98.6%, and 98.5% of the loan portfolio at March 31, 2026, at December 31, 2025, and at March 31, 2025, respectively. Total nonperforming assets at March 31, 2026, decreased $3.5 million, or 8%, compared to at December 31, 2025, and decreased $6.2 million, or 13%, compared to at March 31, 2025. Nonperforming assets improved compared to at December 31, 2025, as nonaccrual commercial and industrial loans decreased approximately $3.5 million. Compared to at March 31, 2025, nonperforming assets decreased because of the sale of an OREO property in the fourth quarter of 2025. Nonperforming assets as a percent of total loans and OREO was 0.59% at March 31, 2026, compared to 0.64% at December 31, 2025, and 0.71% at March 31, 2025.
Criticized loans, which are those categorized as special mention, substandard or doubtful, decreased $12.3 million, or 5%, compared to at December 31, 2025, and decreased $2.4 million, or 1%, compared to at March 31, 2025. As a percent of total loans, criticized loans were 3.31% at March 31, 2026, compared to 3.50% at December 31, 2025, and 3.52% at March 31, 2025. The decrease in the amount of criticized loans compared to at December 31, 2025, and at March 31, 2025, was driven by paydowns and loan upgrades.
Classified loans, which are those categorized as substandard or doubtful, decreased $5.2 million, or 4%, compared to at December 31, 2025, and increased $18.1 million, or 15%, compared to at March 31, 2025. As a percent of total loans, classified loans were 2.10% at March 31, 2026, compared to 2.18% at December 31, 2025, and 1.93% at March 31, 2025. The decrease in classified loans compared to at December 31, 2025, was primarily driven by paydowns and loan upgrades. Compared to at March 31, 2025, classified loans increased due to loan downgrades.
Annualized net charge-offs were 0.40% of average total loans for the first quarter of 2026, compared to 0.44% for the linked quarter, and 0.52% for the first quarter of 2025. Compared to the linked quarter and prior year first quarter, net charge-offs decreased, driven by a reduction in net charge-offs in leases originated by the North Star Leasing division.
At March 31, 2026, the allowance for credit losses increased $2.7 million when compared to at December 31, 2025, and increased $13.2 million when compared to at March 31, 2025. The ratio of the allowance for credit losses as a percent of total loans was 1.16% at March 31, 2026, compared to 1.12% at December 31, 2025, and 1.01% at March 31, 2025. The ratio of allowance for credit losses as a percentage of non-performing loans was 198.16% at March 31, 2026, compared to 175.82% at December 31, 2025, and 163.76% at March 31, 2025.
Deposits:
As of March 31, 2026, period-end core deposits increased $191.8 million compared to at December 31, 2025. The increase in core deposits was attributable to increases of $102.1 million governmental deposit accounts, $41.1 million in non-interest bearing deposits, $31.2 million in savings accounts, and $19.6 million in interest-bearing demand accounts. These increases in core deposits were partially offset by a decrease of $153.5 million in brokered deposits, which was the result of a strategic shift to other short-term funding sources available at lower rates.
Compared to at March 31, 2025, period-end deposit balances decreased $86.3 million. The decrease in total deposits was primarily driven by a decrease of $196.4 million in brokered deposits, partially offset by increases of $60.2 million in non-interest bearing deposits, $24.7 million in interest-bearing demand accounts, and $24.0 million in savings accounts.
The total deposit balances attributable to retail deposits and commercial deposits were 77% and 23%, respectively, at March 31, 2026, 78% and 22%, respectively, at December 31, 2025, and 76% and 24%, respectively, at March 31, 2025.
Uninsured deposits were 28%, 26%, and 27% of total deposits at March 31, 2026, at December 31, 2025, and at March 31, 2025, respectively. Uninsured amounts were based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $678.1 million, or 32%, $615.6 million, or 31%, and $725.5 million, or 35%, of the uninsured deposit balances at March 31, 2026, at December 31, 2025, and at March 31, 2025, respectively.
Average deposit balances during the first quarter of 2026 decreased $145.3 million when compared to the linked quarter, and decreased $116.0 million when compared to the first quarter of 2025. The decrease over the linked quarter was driven by decreases of $111.4 million in brokered deposits, $34.0 million in money market deposit accounts, and $26.7 million in retail certificates of deposits, partially offset by an increase of $16.8 million in savings accounts. The decrease when compared to the first quarter of 2025 was driven by a decrease of $263.2 million in brokered deposits, partially offset by increases of $105.7 million, $33.7 million, and $23.7 million in non-interest bearing deposits, retail certificates of deposits, and savings accounts, respectively. Total demand deposit accounts comprised 35% of total deposits at March 31, 2026, 35% at December 31, 2025, and 34% at March 31, 2025.

Stockholders' Equity:
Total stockholders' equity at March 31, 2026, increased $9.4 million, or 1%, compared to at December 31, 2025. This change was primarily driven by net income of $29.0 million, partially offset by dividends paid of $14.6 million and an increase of $5.4 million in accumulated other comprehensive loss during the quarter. The increase in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at March 31, 2026, increased $78.2 million, or 7%, compared to at March 31, 2025, which was due to net income of $111.4 million for the last twelve months and a decrease in other comprehensive loss of $19.6 million, partially offset by dividends paid of $58.6 million.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and specialty financing solutions through its subsidiaries. Headquartered in Marietta, Ohio, since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.6 billion in total assets as of March 31, 2026, and 144 locations, including 127 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance, Peoples Life Premium Finance, and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss first quarter 2026 results of operations on April 21, 2026, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio and earnings conference call presentation will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio, and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

(1)the effects of interest rate policies, including any changes to such policies that may result from potential changes in the composition of the Federal Reserve Board, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal

Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies, including the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, a future U.S. government shutdown, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and U.S. global trading partners), and changes in the federal, state, and local governmental policy and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures and the impacts of potential or imposed tariffs on markets, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(16)Peoples' ability to receive dividends from Peoples' subsidiaries;
(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;

(18)the impact of larger or similar-sized financial institutions encountering problems, such as the failure in 2024 of Republic First Bank, and the closures in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;

(19)Peoples' ability to secure confidential information and avoid misappropriation of confidential information in connection with the delivery of products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(21)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(22)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(23)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(24)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(25)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters including severe weather events, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts, including Russia's ongoing war on Ukraine, the continued U.S. political and military presence in Venezuela, and the conflict in Iran (and the resulting disruptions in oil, energy and other commodity markets and supply chains);
(26)the potential deterioration of the U.S. economy due to financial, political or other shocks;
(27)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(28)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(29)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(30)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(31)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(32)regulatory and legal matters, including the failure to resolve any outstanding matters on a timely basis and the potential of new regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
(33)the impact on Peoples of increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(34)the effect of a fall in stock market prices on Peoples' asset and wealth management business;

(35)the risk that energy tax credits purchased and used by Peoples to reduce tax liabilities will be disallowed by the IRS; and
(36)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.

As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its March 31, 2026 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and/or to revise its financial information from the estimates and information contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
PER COMMON SHARE:
Earnings per common share:
Basic	$0.82	$0.90	$0.69
Diluted	0.81	0.89	0.68
Cash dividends declared per common share	0.41	0.41	0.40
Book value per common share (a)	33.85	33.78	31.90
Tangible book value per common share (a)(b)	22.95	22.77	20.68
Closing price of common shares at end of period	$32.87	$30.03	$29.66

SELECTED RATIOS:
Return on average stockholders' equity (c)	9.66%	10.53%	8.79%
Return on average tangible equity (c)(d)	14.90%	16.57%	14.66%
Return on average assets (c)	1.23%	1.31%	1.07%
Efficiency ratio (e)(f)	58.61%	57.78%	60.68%
Net interest margin (c)(f)	4.16%	4.12%	4.12%
Dividend payout ratio (g)	50.50%	46.10%	58.46%
(a) Data presented as of the end of the period indicated.
(b) Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c) Ratios are presented on an annualized basis.
(d) Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e) The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f) Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(g) This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$126,821	$130,549	$124,542
Total interest expense	36,401	39,500	39,287
Net interest income	90,420	91,049	85,255
Provision for credit losses	9,694	8,050	10,190
Net interest income after provision for credit losses	80,726	82,999	75,065

Non-interest income:
Electronic banking income	5,927	6,329	5,885
Trust and investment income	5,605	5,692	5,061
Insurance income	5,580	4,520	6,054
Lease income	4,581	4,290	3,468
Deposit account service charges	4,267	4,617	4,015
Bank owned life insurance income	1,162	1,173	1,133
Mortgage banking income	376	537	396
Net loss on investment securities	—	(77)	(2)
Net loss on asset disposals and other transactions	(410)	(1,908)	(361)
Other non-interest income	1,166	1,099	1,450
Total non-interest income	28,254	26,272	27,099

Non-interest expense:
Salaries and employee benefit costs	39,835	39,118	39,821
Data processing and software expense	7,536	7,401	7,005
Net occupancy and equipment expense	6,224	5,980	5,612
Professional fees	2,753	3,168	3,087
Electronic banking expense	2,081	2,120	2,025
Operating lease expense	1,804	1,513	985
Amortization of other intangible assets	1,697	2,210	2,213
FDIC insurance expense	1,410	1,350	1,251
Other loan expenses	1,123	1,219	1,119
Franchise tax expense	1,004	845	929
Marketing expense	886	1,059	903
Communication expense	589	589	734
Travel and entertainment expense	583	556	500
Other non-interest expense	4,110	4,166	4,603
Total non-interest expense	71,635	71,294	70,787
Income before income taxes	37,345	37,977	31,377
Income tax expense	8,339	6,223	7,041
Net income	$29,006	$31,754	$24,336

CONSOLIDATED STATEMENTS OF INCOME (Cont.)
	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
PER COMMON SHARE DATA:
Net income available to common shareholders	$29,006	$31,754	$24,336
Less: Dividends paid on unvested common shares	200	190	210
Less: Undistributed income allocated to unvested common shares	54	60	37
Net earnings allocated to common shareholders	$28,752	$31,504	$24,089

Weighted-average common shares outstanding	35,108,649	35,025,892	34,895,723
Effect of potentially dilutive common shares	376,775	418,506	401,412
Total weighted-average diluted common shares outstanding	35,485,424	35,444,398	35,297,135

Earnings per common share – basic	$0.82	$0.90	$0.69
Earnings per common share – diluted	$0.81	$0.89	$0.68
Cash dividends declared per common share	$0.41	$0.41	$0.40

Weighted-average common shares outstanding – basic	35,108,649	35,025,892	34,895,723
Weighted-average common shares outstanding – diluted	35,485,424	35,444,398	35,297,135
Common shares outstanding at the end of period	35,925,945	35,714,484	35,669,100

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$112,276	$107,864
Interest-bearing deposits in other banks	78,115	81,087
Total cash and cash equivalents	190,391	188,951
Available-for-sale investment securities, at fair value (amortized cost of
$1,107,248 at March 31, 2026 and $1,076,980 at December 31, 2025) (a)	1,007,944	984,367
Held-to-maturity investment securities, at amortized cost (fair value of
$820,850 at March 31, 2026 and $867,714 at December 31, 2025) (a)	883,675	922,837
Other investment securities, at cost	69,903	68,656
Total investment securities (a)	1,961,522	1,975,860
Loans and leases, net of deferred fees and costs (b)	6,770,208	6,756,907
Allowance for credit losses	(78,392)	(75,676)
Net loans and leases	6,691,816	6,681,231
Loans held for sale	4,043	2,667
Bank premises and equipment, net of accumulated depreciation	99,313	100,508
Bank owned life insurance	149,426	148,264
Goodwill	363,199	363,199
Other intangible assets	28,402	30,120
Other assets	159,975	158,830
Total assets	$9,648,087	$9,649,630
Liabilities
Deposits:
Non-interest-bearing	$1,586,514	$1,545,428
Interest-bearing	6,061,923	6,064,796
Total deposits	7,648,437	7,610,224
Short-term borrowings	505,862	530,285
Long-term borrowings	185,430	204,138
Accrued expenses and other liabilities	92,318	98,381
Total liabilities	$8,432,047	$8,443,028

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at March 31, 2026 or at December 31, 2025	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,848,602 shares issued at March 31, 2026 and 36,836,943 shares issued at December 31, 2025, including shares in treasury	867,464	871,571
Retained earnings	451,107	436,748
Accumulated other comprehensive loss, net of deferred income taxes	(76,042)	(70,628)
Treasury stock, at cost, 1,017,603 common shares at March 31, 2026 and 1,215,120 common shares at December 31, 2025	(26,489)	(31,089)
Total stockholders' equity	1,216,040	1,206,602
Total liabilities and stockholders' equity	$9,648,087	$9,649,630

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $233 and $0 and $236 at March 31, 2026 and at December 31, 2025, respectively.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2026	2025	2025	2025	2025
Loan Portfolio
Construction	$269,571	$300,941	$261,048	$341,313	$319,104
Commercial real estate, other	2,340,833	2,363,967	2,369,396	2,248,214	2,230,538
Commercial and industrial	1,646,797	1,535,755	1,489,505	1,407,382	1,343,827
Premium finance	228,883	253,075	273,297	277,622	264,080
Leases	350,226	365,649	382,753	400,052	395,454
Residential real estate	852,011	861,722	875,773	877,968	848,168
Home equity lines of credit	260,909	253,864	247,383	241,785	235,409
Consumer, indirect	699,854	700,582	710,385	692,674	680,260
Consumer, direct	119,859	120,338	118,206	113,615	110,639
Deposit account overdrafts	1,265	1,014	982	964	1,047
Total loans and leases	$6,770,208	$6,756,907	$6,728,728	$6,601,589	$6,428,526
Total acquired loans and leases (a)	$1,225,112	$1,299,543	$1,380,354	$1,452,475	$1,511,704
Total originated loans and leases	$5,545,096	$5,457,364	$5,348,374	$5,149,114	$4,916,822
Total Investment Securities	$1,961,522	$1,975,860	$1,972,721	$2,019,054	$1,878,462
Deposit Balances
Non-interest-bearing deposits (b)	$1,586,514	$1,545,428	$1,536,094	$1,530,824	$1,526,285
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,111,875	1,092,252	1,068,443	1,058,910	1,087,197
Retail certificates of deposit	1,968,441	1,983,791	2,008,619	2,005,322	1,965,978
Money market deposit accounts	958,413	945,313	948,177	927,543	967,331
Governmental deposit accounts	842,087	739,939	769,782	781,949	834,409
Savings accounts	918,557	887,402	884,230	889,872	894,592
Brokered deposits	262,550	416,099	416,851	442,788	458,957
Total interest-bearing deposits	$6,061,923	$6,064,796	$6,096,102	$6,106,384	$6,208,464
Total deposits	$7,648,437	$7,610,224	$7,632,196	$7,637,208	$7,734,749
Total demand deposits (b)	$2,698,389	$2,637,680	$2,604,537	$2,589,734	$2,613,482
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$2,846	$6,156	$4,898	$6,126	$4,207
Nonaccrual loans	36,714	36,886	33,889	34,485	35,628
Total nonperforming loans (NPLs) (f)	39,560	43,042	38,787	40,611	39,835
Other real estate owned (OREO)	97	123	6,013	6,013	5,980
Total NPAs (f)	$39,657	$43,165	$44,800	$46,624	$45,815
Criticized loans (c)	$224,124	$236,468	$268,326	$244,442	$226,542
Classified loans (d)	141,940	147,175	158,577	125,014	123,842
Allowance for credit losses as a percent of NPLs (f)	198.16%	175.82%	193.01%	183.89%	163.76%
NPLs as a percent of total loans (f)	0.58%	0.64%	0.58%	0.61%	0.62%
NPAs as a percent of total assets (f)	0.41%	0.45%	0.47%	0.49%	0.50%
NPAs as a percent of total loans and OREO (f)	0.59%	0.64%	0.66%	0.71%	0.71%
Criticized loans as a percent of total loans (c)	3.31%	3.50%	3.99%	3.70%	3.52%
Classified loans as a percent of total loans (d)	2.10%	2.18%	2.36%	1.89%	1.93%
Allowance for credit losses as a percent of total loans	1.16%	1.12%	1.11%	1.13%	1.01%
Total demand deposits as a percent of total deposits (b)	35.28%	34.66%	34.13%	33.91%	33.79%
Capital Information (e)(g)
Common equity tier 1 capital ratio (h)	12.45%	12.29%	12.11%	11.95%	12.10%
Tier 1 risk-based capital ratio	12.89%	12.73%	12.54%	12.39%	12.54%
Total risk-based capital ratio (tier 1 and tier 2)	13.98%	13.78%	13.79%	13.71%	13.75%
Leverage ratio	10.14%	9.91%	9.74%	9.83%	9.80%
Common equity tier 1 capital	$911,986	$893,970	$875,454	$857,036	$845,200
Tier 1 capital	943,986	925,616	906,900	888,282	876,246
Total capital (tier 1 and tier 2)	1,023,777	1,002,226	997,309	982,929	960,820
Total risk-weighted assets	$7,323,347	$7,273,985	$7,231,476	$7,170,841	$6,986,418
Total stockholders' equity to total assets	12.60%	12.50%	12.29%	12.09%	12.31%
Tangible equity to tangible assets (i)	8.91%	8.79%	8.53%	8.26%	8.34%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, or doubtful.
(d)Includes loans categorized as substandard or doubtful.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)March 31, 2026 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.98% at March 31, 2026, 5.78% at December 31, 2025, 5.79% at September 30, 2025, 5.71% at June 30, 2025, and 5.75% at March 31, 2025, compared to required capital conservation buffer of 2.50%
(i)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for credit losses
Provision for credit losses	$9,415	$7,801	$10,035
Provision for checking account overdrafts	279	249	155
Total provision for credit losses	$9,694	$8,050	$10,190

Net Charge-Offs
Gross charge-offs	$7,759	$8,391	$8,760
Recoveries	1,114	952	639
Net charge-offs	$6,645	$7,439	$8,121

Net Charge-Offs (Recoveries) by Type
Construction	$—	$(25)	$—
Commercial real estate, other	—	(41)	211
Commercial and industrial	254	340	374
Premium finance	46	212	65
Leases	4,254	5,356	5,409
Residential real estate	37	24	93
Home equity lines of credit	20	2	—
Consumer, indirect	1,592	1,173	1,656
Consumer, direct	178	151	135
Deposit account overdrafts	264	247	178
Total net charge-offs	$6,645	$7,439	$8,121

As a percent of average total loans (annualized)	0.40%	0.44%	0.52%

SUPPLEMENTAL INFORMATION (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2026	2025	2025	2025	2025

Trust assets under administration and management	$2,178,467	$2,219,650	$2,271,536	$2,138,439	$2,037,992
Brokerage assets under administration and management	1,844,940	1,846,084	1,800,781	1,724,311	1,626,768
Mortgage loans serviced for others	319,664	322,139	323,347	326,710	337,279
Employees (full-time equivalent)	1,458	1,454	1,454	1,477	1,460

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$82,872	$790	3.87%	$77,906	$773	3.94%	$88,919	$900	4.10%
Investment securities (a)(b)	1,961,950	17,558	3.58%	1,986,490	18,229	3.67%	1,897,035	16,598	3.50%
Loans (b)(c):
Construction	289,892	4,586	6.33%	272,994	5,108	7.32%	313,130	5,572	7.12%
Commercial real estate, other	2,251,931	34,658	6.16%	2,258,134	35,222	6.10%	2,069,134	33,260	6.43%
Commercial and industrial	1,554,825	25,110	6.46%	1,500,548	24,910	6.50%	1,336,133	23,332	6.98%
Premium finance	238,918	4,553	7.62%	260,833	4,868	7.30%	259,241	5,585	8.62%
Leases	355,857	8,578	9.64%	368,453	9,663	10.26%	395,161	10,198	10.32%
Residential real estate (d)	958,354	13,049	5.45%	978,507	13,143	5.37%	956,049	12,215	5.11%
Home equity lines of credit	256,543	4,404	6.96%	251,730	4,771	7.52%	233,522	4,382	7.61%
Consumer, indirect	700,411	11,293	6.54%	703,178	11,590	6.54%	674,211	10,548	6.34%
Consumer, direct	128,423	2,487	7.85%	127,434	2,538	7.90%	117,881	2,234	7.69%
Total loans	6,735,154	108,718	6.47%	6,721,811	111,813	6.54%	6,354,462	107,326	6.77%
Allowance for credit losses	(75,284)			(74,351)			(63,060)
Net loans	6,659,870			6,647,460			6,291,402
Total earning assets	8,704,692	127,066	5.85%	8,711,856	130,815	5.92%	8,277,356	124,824	6.04%

Goodwill and other intangible assets	392,490			394,409			401,344
Other assets	503,926			524,509			516,767
Total assets	$9,601,108			$9,630,774			$9,195,467

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$903,050	$183	0.08%	$886,250	$185	0.08%	$879,301	$250	0.12%
Governmental deposit accounts	782,543	3,923	2.03%	774,267	4,278	2.19%	781,782	4,652	2.41%
Interest-bearing demand accounts	1,055,685	572	0.22%	1,053,419	611	0.23%	1,083,999	490	0.18%
Money market deposit accounts	925,668	4,541	1.99%	959,627	5,220	2.16%	914,076	5,291	2.35%
Retail certificates of deposit	1,973,029	16,458	3.38%	1,999,726	17,745	3.52%	1,939,364	18,434	3.85%
Brokered deposits (e)	301,470	2,954	3.97%	412,883	4,196	4.03%	564,660	6,046	4.34%
Total interest-bearing deposits	5,941,445	28,631	1.95%	6,086,172	32,235	2.10%	6,163,182	35,163	2.31%
Short-term borrowings (e)	550,370	4,959	3.64%	429,129	4,201	3.91%	56,564	508	3.63%
Long-term borrowings	190,934	2,811	5.92%	211,244	3,064	5.74%	237,100	3,615	6.13%
Total borrowed funds	741,304	7,770	4.23%	640,373	7,265	4.51%	293,664	4,123	5.65%
Total interest-bearing liabilities	6,682,749	36,401	2.21%	6,726,545	39,500	2.33%	6,456,846	39,286	2.47%

Non-interest-bearing deposits	1,604,708			1,605,305			1,498,964
Other liabilities	95,283			102,419			116,797
Total liabilities	8,382,740			8,434,269			8,072,607
Stockholders’ equity	1,218,368			1,196,505			1,122,860
Total liabilities and stockholders' equity	$9,601,108			$9,630,774			$9,195,467

Net interest income/spread (b)		$90,665	3.64%		$91,315	3.59%		$85,538	3.57%
Net interest margin (b)			4.16%			4.12%			4.12%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2026	2025	2025

Efficiency ratio:
Total non-interest expense	$71,635	$71,294	$70,787
Less: amortization of other intangible assets	1,697	2,210	2,213
Adjusted total non-interest expense	69,938	69,084	68,574

Total non-interest income	28,254	26,272	27,099
Less: net loss on investment securities	—	(77)	(2)
Less: net loss on asset disposals and other transactions	(410)	(1,908)	(361)
Total non-interest income, excluding net gains and losses	28,664	28,257	27,462

Net interest income	90,420	91,049	85,255
Add: fully tax-equivalent adjustment (a)	245	266	283
Net interest income on a fully tax-equivalent basis	90,665	91,315	85,538

Adjusted revenue	$119,329	$119,572	$113,000

Efficiency ratio	58.61%	57.78%	60.68%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2026	2025	2025	2025	2025

Tangible equity:
Total stockholders' equity	$1,216,040	$1,206,602	$1,182,776	$1,153,350	$1,137,821
Less: goodwill and other intangible assets	391,601	393,319	395,535	397,785	400,099
Tangible equity	$824,439	$813,283	$787,241	$755,565	$737,722

Tangible assets:
Total assets	$9,648,087	$9,649,630	$9,623,944	$9,540,608	$9,246,000
Less: goodwill and other intangible assets	391,601	393,319	395,535	397,785	400,099
Tangible assets	$9,256,486	$9,256,311	$9,228,409	$9,142,823	$8,845,901

Tangible book value per common share:
Tangible equity	$824,439	$813,283	$787,241	$755,565	$737,722
Common shares outstanding	35,925,945	35,714,484	35,705,369	35,673,721	35,669,100

Tangible book value per common share	$22.95	$22.77	$22.05	$21.18	$20.68

Tangible equity to tangible assets ratio:
Tangible equity	$824,439	$813,283	$787,241	$755,565	$737,722
Tangible assets	$9,256,486	$9,256,311	$9,228,409	$9,142,823	$8,845,901

Tangible equity to tangible assets	8.91%	8.79%	8.53%	8.26%	8.34%

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2026	2025	2025

Pre-provision net revenue:
Income before income taxes	$37,345	$37,977	$31,377
Add: provision for credit losses	9,694	8,050	10,190
Add: net loss on OREO	26	851	—
Add: net loss on investment securities	—	77	2
Add: net loss on other assets	384	210	330
Add: net loss on other transactions	—	847	51
Less: net gain on OREO	—	—	20
Pre-provision net revenue	$47,449	$48,012	$41,930

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2026	2025	2025

Annualized net income adjusted for non-core items:
Net income	$29,006	$31,754	$24,336
Add: net loss on investment securities	—	77	2
Less: tax effect of net loss on investment securities (a)	—	16	—
Add: net loss on asset disposals and other transactions	410	1,908	361
Less: tax effect of net loss on asset disposals and other transactions (a)	86	401	76
Net income adjusted for non-core items	$29,330	$33,322	$24,623

Days in the period	90	92	90
Days in the year	365	365	365
Annualized net income	$117,635	$125,981	$98,696
Annualized net income adjusted for non-core items	$118,949	$132,201	$99,860
Return on average assets:
Annualized net income	$117,635	$125,981	$98,696
Total average assets	$9,601,108	$9,630,774	$9,195,467
Return on average assets	1.23%	1.31%	1.07%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$118,949	$132,201	$99,860
Total average assets	$9,601,108	$9,630,774	$9,195,467
Return on average assets adjusted for non-core items	1.24%	1.37%	1.09%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2026	2025	2025

Annualized net income excluding amortization of other intangible assets:
Net income	$29,006	$31,754	$24,336
Add: amortization of other intangible assets	1,697	2,210	2,213
Less: tax effect of amortization of other intangible assets (a)	356	464	465
Net income excluding amortization of other intangible assets	$30,347	$33,500	$26,084

Days in the period	90	92	90
Days in the year	365	365	365
Annualized net income	$117,635	$125,981	$98,696
Annualized net income excluding amortization of other intangible assets	$123,074	$132,908	$105,785

Average tangible equity:
Total average stockholders' equity	$1,218,368	$1,196,505	$1,122,860
Less: average goodwill and other intangible assets	392,490	394,409	401,344
Average tangible equity	$825,878	$802,096	$721,516

Return on average stockholders' equity ratio:
Annualized net income	$117,635	$125,981	$98,696
Average stockholders' equity	$1,218,368	$1,196,505	$1,122,860

Return on average stockholders' equity	9.66%	10.53%	8.79%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$123,074	$132,908	$105,785
Average tangible equity	$825,878	$802,096	$721,516

Return on average tangible equity	14.90%	16.57%	14.66%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE